Exhibit 10(U)

DEFERRED BONUS PLAN FOR

EXECUTIVES OF BRYN MAWR BANK CORPORATION

(As Amended and Restated Effective January 1, 1999)

This is the DEFERRED BONUS PLAN FOR EXECUTIVES OF BRYN MAWR BANK CORPORATION (the “Plan”), as amended and restated effective January 1, 1999.

ARTICLE I

DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1 “Administrator” means the person or committee, appointed by the Board of Directors, that shall be responsible for administering the Plan.

1.2 “Affiliate” means a corporation of which the Corporation controls, directly or indirectly, more than 50 percent of the total combined voting power of all classes of stock.

1.3 “Beneficiary” means the person, persons or trust designated by a Participant as direct or contingent beneficiary in the manner prescribed by the Administrator. The Beneficiary of a Participant who has not effectively designated a Beneficiary shall be the Participant’s estate.

1.4 “Board of Directors” means the Board of Directors of the Corporation.

1.5 “Bonus” means an amount payable to an Executive that is not part of the Executive’s base salary and that is payable at the discretion of a Participating Employer’s Board of Directors or in accordance with a Participating Employer’s bonus program.

1.6 “Bonus Deferral” means the amount of a Bonus that a Participant elects to defer in accordance with the terms of the Plan.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Corporation” means Bryn Mawr Bank Corporation.

1.9 “Deferred Bonus Account” or “Account” means the separate account established for each Participant as described in Section 4.1.

1.10 “Effective Date” means January 1, 1989. The effective date of this amendment and restatement of the Plan is January 1, 1999.

1.11 “Executive” means an employee of a Participating Employer who is a member of a select group of management or highly compensated employees and who is eligible to make a deferral election under the Plan. An employee will be eligible to make a deferral election under the Plan for a Plan Year if his compensation for the prior Plan Year was at least $100,000. For purposes of this section, compensation for the prior Plan Year shall mean the employee’s compensation reported on Form W-2 including the bonus which was payable to the employee in such prior Plan Year, regardless of whether all or some portion of the bonus was not reported on Form W-2 as a result of being deferred under the Plan. Additionally, the Administrator may designate a newly hired employee of a Participating Employer as an Executive eligible to make a deferral election during the Plan Year in which he is hired and the following Plan Year, if such employee’s annualized compensation from the Participating Employer at the time of hire is expected to equal or exceed $100,000.

1.12 “Hardship” means an unforeseeable emergency that creates a severe financial hardship to the Participant resulting from (a) a sudden or unexpected illness or accident of the Participant, his spouse or dependent, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.13 “Participant” means an Executive or former Executive who elects to participate in the Plan in accordance with the terms and conditions of the Plan or who has an account in the Plan that has not been fully distributed.

1.14 “Participating Employer” means the Corporation and each Affiliate that has elected to participate in the Plan.

1.15 “Plan Year” means the calendar year.

1.16 “Valuation Date” means the close of business on the last business day of each calendar quarter, or such other valuation date or dates established by the Administrator.

ARTICLE II

PARTICIPATION

2.1 Eligibility. Each Executive awarded a Bonus is eligible to elect to participate in the Plan.

2.2 Participation in the Plan.

2.2.1 An Executive who desires to participate in the Plan, shall furnish to the Administrator such information (including a beneficiary designation) as the Administrator may reasonably request for the proper administration of the Plan.

2.2.2 An Executive who has satisfied Section 2.2.1 above, may elect under Section 3.1 to defer receipt of all or a specified portion of the Bonus that would otherwise be payable to such Executive for any Plan Year.

ARTICLE III

DEFERRAL OF BONUSES

3.1 Election to Defer. An Executive who elects to participate in the Plan for any Plan Year shall deliver a properly executed election form to the Administrator, which form shall specify:

3.1.1 The amount or percentage of the Executive’s Bonus to be deferred;

3.1.2 The period of time (as provided for in Section 3.3) for which the Executive’s Bonus shall be deferred; and

3.1.3 The investment option (as provided for in Section 4.2) in which an Executive’s Bonus Deferral shall be deemed invested for purposes of determining income, gains and losses thereon.

3.2 Date of Filing Election. An election to defer a Bonus shall be filed by the Participant with the Administrator by March 31 of the Plan Year during which such bonus will be earned. Notwithstanding the foregoing, in the case of an Executive who is hired after the commencement of a Plan Year, an election to defer a Bonus earned in such Plan Year shall be filed by such time as is established by the Administrator but in any event prior to the time such Bonus is declared by the Participating Employer’s Board of Directors.

3.3 Period of Deferral. A Participant electing to defer all or any portion of a Bonus shall specify the applicable deferral period. A Participant may elect to have all or any portion of a Bonus deferred until:

3.3.1 January of the year following the year in which such Bonus would otherwise have been payable;

3.3.2 His retirement or separation from service (as provided for in Section 5.1); or

3.3.3 The Participant’s 65th birthday, if later than his retirement under circumstances described in Section 5.1, below.

If no election is made by a Participant pursuant to this Section 3.3, the Participant shall be deemed to have elected option 3.3.2, above.

The amount of a Bonus that is deferred under Section 3.3.1 until January of the year following the year in which such Bonus would have otherwise been payable shall be paid in the form of a lump sum without interest or other appreciation added thereto.

ARTICLE IV

INVESTMENT ALTERNATIVES FOR BONUS DEFERRALS

4.1 Deferred Bonus Account. A Participating Employer shall establish a Deferred Bonus Account for each Participant it employs when the Participant first makes a Bonus Deferral election under Section 3.3.2. Bonus Deferrals made under Section 3.3.2 shall be allocated to such Account on the date such Bonus Deferrals would otherwise have been paid to the Participant.

4.2 Investment Options. All Bonus Deferrals allocated under Section 4.1 shall be deemed invested in the available investment options in accordance with the elections made by the Participant. A Participant may designate a single investment option or may allocate his Bonus Deferral among any of the available options. The available investment options shall be as designated by the Corporation from time to time, which may include common stock of the Corporation.

4.3 Investment Discretion. A Participant may modify his investment directions with respect to Bonus Deferrals allocated to his Account under the Plan in accordance with the rules and procedures established by the Administrator.

4.4 Balances of Deferred Bonus Accounts. The balance of each Participant’s Deferred Bonus Account shall include all Bonus Deferrals made by the Participant, adjusted for income, and realized and unrealized gains and losses on their investment under Section 4.2, less any amounts previously distributed to the Participant. In addition, each Participant’s Deferred Bonus Account shall be reduced by the portion of any reasonable Plan administration or maintenance expenses allocated thereto by the Administrator. The amount of such expenses allocated to each Deferred Bonus Account shall be determined by multiplying the amount of such expenses by a fraction, the numerator of which shall be the balance of such Deferred Bonus Account as of the Valuation Date immediately preceding such allocation, and the denominator of which shall be the aggregate balance of all Deferred Bonus Accounts as of such Valuation Date. The balance of each Participant’s Account shall be determined as of each Valuation Date that an Account balance is maintained for the Participant.

4.5 Statement of Account. A quarterly statement shall be sent to each Participant as to the balance of his Deferred Bonus Account.

ARTICLE V

PAYMENT OF BONUS DEFERRALS

5.1 Retirement or Other Separation from Service. A Participant who has separated from service with the Corporation and its Affiliates (whether by reason of voluntary or involuntary termination, retirement, death or disability) shall begin to receive distributions of his Account as soon as administratively feasible but in no event later than 135 days following the date of separation. Notwithstanding the preceding sentence, however, in the case of a Participant who will separate from service on or after his early retirement date under the Participating Employer’s tax-qualified defined benefit pension plan, such Participant may make an election to defer distributions of his Deferred Bonus Account until his 65th birthday, provided such election is made at least one year prior to his separation from service date.

5.2 Method of Payment. A Participant who has elected to make Bonus Deferrals shall specify the applicable method of payment no later than the end of the calendar year preceding the calendar year in which payment shall commence. A Participant may elect only a single method of payment with respect to all Bonus Deferrals and his or her Account Balance attributable thereto. A Participant may elect to have his Account paid:

5.2.1 As a single lump sum;

5.2.2 In annual installments over a period of five (5) years; or

5.2.3 In annual installments over a period of ten (10) years.

In the absence of a timely election by a Participant, the Participant will be deemed to have elected the method set forth in Section 5.2.1, above.

If the Participant elects the method set forth in Section 5.2.2 or 5.2.3, each annual installment shall be equal to the amount determined by dividing the balance of the Deferred Bonus Account as of the Valuation Date immediately preceding the payment of that installment by the number of installment payments remaining (including that installment).

Notwithstanding any prior elections by a Participant to the contrary, the Beneficiary of a deceased Participant may elect, with the approval of the Administrator, to receive distribution of the Participant’s entire Account in a single lump sum.

5.3 In-Service Hardship Distributions. A Participant may request that all or a portion of his Account be distributed at any time prior to termination of employment by submitting a written request to the Administrator, provided that the Participant has incurred a Hardship, and that the distribution is only in an amount reasonably needed to alleviate such Hardship (including a reasonable amount to enable the Participant to pay taxes on the distribution). In determining whether the Hardship distribution request should be approved, the Administrator shall be entitled to rely on the Participant’s representation that the Hardship cannot be alleviated:

5.3.1. through reimbursement or compensation by insurance or otherwise;

5.3.2. by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship; or

5.3.3. by cessation of Bonus Deferrals under the Plan and all other compensation deferral plans maintained by the Corporation.

5.4. Administration of Hardship Distributions. Distributions to alleviate a Hardship shall be made in a lump sum as soon as administratively feasible after the Administrator has reviewed and approved the request.

ARTICLE VI

GENERAL PROVISIONS

6.1 Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Participating Employer by whom the Participant was last employed preceding the time that payments are scheduled to begin. To the extent that a Participating Employer makes payment of bonus deferrals to any trust or to any other fund or arrangement to provide for such payments, the trust, fund or other arrangement shall remain part of such Participating Employer’s general assets and no person claiming payments under the Plan shall have any right, title or interest in or to any trust, fund or other arrangement.

6.2 Claims Procedures.

6.2.1 A Participant or, in the event of the Participant’s death, the Participant’s Beneficiary, may file a written claim for payment hereunder with the Administrator. In the event of a denial of any payment due to or requested by the Participant or Beneficiary (the “claimant”), the Admnistrator will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this Plan on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Administrator unless special circumstances require an extension of time for processing the claim.

6.2.2 In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to review pertinent documents and to submit issues and comments in writing to the Administrator. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Administrator; provided, however, that such written request is received by the Administrator (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Company in appropriate cases.

6.2.3 A decision on review of a claim for benefits will be rendered by the Administrator within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. This extension must be provided in writing to the claimant prior to the expiration of the initial sixty day period. In no event will the decision be rendered more than one-hundred twenty (120) days after the initial request for review. Any decision by the Administrator will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based.

6.3 Employment Rights. The establishment of the Plan shall not be construed as conferring any rights upon any Executive with respect to continuation of employment, nor shall it be construed as limiting in any way the right of a Participating Employer to discharge any Executive.

6.4 Assignability. Except for naming the Beneficiary of any amounts payable or that may become payable hereunder upon the Participant’s death, no right to receive any payments hereunder shall be transferable or assignable by a Participant. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

6.5 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe and implement the provisions of the Plan.

6.6 Amendment and Termination. The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the balance standing to the credit of the Participant’s Deferred Bonus Account.

6.7 Controlling Law. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania except as such laws are superseded by the Employee Retirement Income Security Act of 1974, as amended.

6.8 Number and Gender. Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of any word shall include the plural, and plural shall include the singular.